SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2004

IMCO RECYCLING INC.

(Exact name of Registrant as specified in charter)

Delaware	1-7170	75-2008280
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5215 North O’Connor Blvd., Suite 1500 Central Tower at Williams Square Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 401-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On June 17, 2004, IMCO Recycling Inc. announced that it had executed a definitive merger agreement with Commonwealth Industries, Inc. The proposed merger transaction is expected to close in the fourth quarter of 2004, subject to approvals of the stockholders of both companies, certain regulatory approvals, refinancing of indebtedness and other customary closing conditions. Information concerning IMCO and the proposed merger with Commonwealth is contained in IMCO’s Registration Statement on Form S-4, as amended through the date hereof, which, along with other filings containing information about IMCO, can be found at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). The information contained in the Registration Statement on Form S-4, as originally filed on July 21, 2004 and amended by Amendment No. 1 on September 2, 2004, is subject to further amendment.

On August 12, 2004, IMCO announced that Richard L. Kerr, president and chief executive officer of IMCO, and Paul V. Dufour, executive vice president and chief financial officer of IMCO, had each decided to retire upon the completion of IMCO’s proposed merger with Commonwealth.

On October 1, 2004, Messrs. Kerr and Dufour entered into separation agreements with IMCO providing for the terms of their retirement and termination of employment from IMCO. The separation agreements each provide that they will be effective only upon the completion of IMCO’s proposed merger with Commonwealth, and at that time they will supersede their current employment agreements now in effect with IMCO. If the merger with Commonwealth is not completed by January 31, 2005, both separation agreements will expire by their terms.

Under the terms of their separation agreements, Mr. Kerr is entitled to $1.7 million and Mr. Dufour is entitled to $2.0 million cash as lump-sum severance payments payable upon their termination of employment at the completion of the merger. In addition, each of them will receive special cash bonuses of $250,000 in recognition of their services to IMCO as senior executives. Thus, the aggregate cash payments expected to be made to Mr. Kerr and Mr. Dufour upon their termination of employment under their separation agreements will total approximately $4.2 million.

In addition, Mr. Kerr will serve as a consultant to the combined company following the merger through December 31, 2005 and will be paid $18,000 per month, while Mr. Dufour will also serve as a consultant to the combined company after the merger through June 30, 2005 and be paid $18,000 per month for his services. Vesting of Mr. Kerr’s and Mr. Dufour’s restricted stock, restricted stock units and stock option awards will be accelerated upon their retirement in accordance with the current terms of IMCO’s existing equity compensation plans and agreements. Under these plans and agreements, at their retirement upon completion of the merger they will be 100% vested in (i) 90,000 and 240,000 shares, respectively, of their restricted stock, (ii) 50,000 and 25,000 shares of common stock, respectively, under their outstanding restricted stock units, and (iii) stock options to purchase up to 192,500 shares and 217,500 shares of common stock of IMCO having a weighted average exercise price per share of $9.88 and $10.12, respectively. Each of them will also be entitled to up to three years of welfare benefits continuation and, in accordance with the terms of their existing arrangements in place, their split-dollar life insurance policies.

The merger with Commonwealth would, upon its completion, constitute a “change of control” under Mr. Kerr’s and Mr. Dufour’s existing employment agreements with IMCO.

Under their separation arrangements, Mr. Kerr and Mr. Dufour are also restricted from competing with IMCO for a two-year period, and from disclosing or misusing confidential information of IMCO. In addition, following their termination of employment, neither IMCO nor Mr. Kerr or Mr. Dufour may disparage the other party, and for a period of two years, neither Mr. Kerr nor Mr. Dufour may solicit for employment any employees of IMCO. In the event that any payments to either Mr. Kerr or Mr. Dufour in connection with their separation are subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, then he will be entitled to additional payments so that he remains in the same after-tax economic position he would have been in had the excise tax not been imposed. This provision is substantially identical to that contained in their present employment agreements.

In the event that the merger is not completed, each of the separation agreements will be terminated and the rights and obligations of Mr. Kerr and Mr. Dufour will be governed by the terms of their respective employment agreements currently in effect with IMCO.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Separation Agreement between Richard L. Kerr and IMCO Recycling Inc. dated October 1, 2004.

99.2	Separation Agreement between Paul V. Dufour and IMCO Recycling Inc. dated October 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMCO RECYCLING INC.

Dated: October 6, 2004	/s/ Robert R. Holian
Robert R. Holian Senior Vice President and Controller

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Separation Agreement between Richard L. Kerr and IMCO Recycling Inc. dated October 1, 2004

99.2	Separation Agreement between Paul V. Dufour and IMCO Recycling Inc. dated October 1, 2004